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                                                                    Exhibit 15.1

                       [LETTERHEAD OF ERNST & YOUNG LLP]


                    Independent Accountants' Review Report


Stockholders and
Board of Directors
IMCO Recycling Inc.

We have reviewed the accompanying consolidated balance sheet of IMCO Recycling Inc. as of June 30, 2001, and the related consolidated statements of earnings for the three-month and six-month periods ended June 30, 2001 and 2000, and the cash flows for the six-month periods ended June 30, 2001 and 2000. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of IMCO Recycling Inc. as of December 31, 2000, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended, not presented herein, and in our report dated January 31, 2001, which was based on our audits and the report of other auditors, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2000, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                                /s/ Ernst & Young LLP


Dallas, Texas
August 14, 2001


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                                                                    Exhibit 15.1


Board of Directors
IMCO Recycling Inc.

We are aware of the incorporation by reference in the Registration Statements pertaining to the Nonqualified Stock Option Plan of IMCO Recycling Inc.
(Form S-8 No. 33-26641), the IMCO Recycling Inc. Amended and Restated Stock Option Plan (Form S-8 No. 33-34745), the IMCO Recycling Inc. 1992 Stock Option Plan (Form S-8 Nos. 33-76780, 333-00075, and 333-71339), the IMCO Recycling
Inc. Annual Incentive Program (Form S-8 Nos. 333-07091 and 333-71335), the IMCO Recycling Inc. Employee Stock Purchase Plan (Form S-8 No. 333-81949), and the 2000 Restricted Stock Plan (Form S-8 No. 333-55962) of our report dated
August 14, 2001 relating to the unaudited consolidated interim financial statements of IMCO Recycling Inc. that are included in its Form 10-Q for the quarter ended June 30, 2001.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                /s/ Ernst & Young LLP


Dallas, Texas
August 14, 2001